NEWS BULLETIN
                                  RE: Headwaters Incorporated
          FROM:                       10653 South River Front Parkway, Suite 300
                                      South Jordan, UT 84095
        FINANCIAL                     (801) 984-9400
      RELATIONS BOARD                 NYSE:  HW

--------------------------------------------------------------------------------

FOR FURTHER INFORMATION

AT THE COMPANY:                                   AT FINANCIAL RELATIONS BOARD:
Sharon Madden                                     Tricia Ross
Director of Investor Relations                    Analyst Contact
(801) 984-9400                                    (617) 520-7064

FOR IMMEDIATE RELEASE:
May 8, 2006

    HEADWATERS INCORPORATED ANNOUNCES RESULTS FOR FISCAL 2006 SECOND QUARTER

                o  54% Increase in Diluted EPS to $0.40
                o  84% Increase in Net Income to $18.4 Million
                o  21% Increase in Revenue to $269.7 Million
                o  Additional $10 million of  license fees not recognized
                o  Strong progress on strategic growth initiatives

SOUTH JORDAN, UTAH, May 8, 2006 (NYSE: HW) - HEADWATERS INCORPORATED today announced results for its quarter ended March 31, 2006. Total revenue for the quarter ended March 31, 2006 was $269.7 million, up 21% from $222.4 million reported for the March 2005 quarter. Operating income increased 5%, to $37.7 million in the March 2006 quarter compared to $35.9 million in the prior year quarter. Net income for the March 2006 quarter was $18.4 million or $0.40 of earnings per diluted share, using 48.9 million weighted-average shares outstanding. Net income for the March 2005 quarter was $10.0 million or $0.26 of earnings per diluted share, using 43.1 million weighted-average shares outstanding.

Due to uncertainty surrounding the phase-out of Section 29 credits in 2006, no revenues have been recognized in the March quarter for several licensees whose payments to Headwaters are based on a portion of the tax credits earned by the licensee. Approximately $10 million of potential license fees have not been recognized. The following table summarizes results of operations that would have been reported for the three months ended March 31, 2006, assuming no phase out of Section 29 credits.

                                                                 As Adjusted,
         (in thousands, except per-share data)  As Reported  Using 0% Phase-out
         -------------------------------------- ----------- --------------------

         Revenue                                   $269,683       $280,140
         Operating income                           $37,742        $46,500
         Income before income taxes                 $26,601        $33,859
         Income tax provision                      $(8,200)        $(8,170)
         Net income                                 $18,401        $25,689
         Diluted earnings per share                   $0.40          $0.55
--------------------

Total revenue for the six months ended March 31, 2006 was $550.2 million, up 25% from $440.8 million reported for the six months ended March 31, 2005. Operating income increased 24%, to $88.0 million for the six months ended March 31, 2006 compared to $71.2 million in the prior year period. Net income for the six months ended March 31, 2006 was $46.7 million or $1.00 of earnings per diluted share, using 48.8 million weighted-average shares outstanding. Net income for the March 2005 period was $21.1 million or $0.55 of earnings per diluted share, using 41.8 million weighted-average shares outstanding.

Headwaters Construction Materials Performance

Revenues from Headwaters' construction materials segment during the March 2006 quarter increased $22.5 million or 21%, to $131.7 million versus $109.2 million for the prior year quarter. Gross margin percentage decreased from 32% for the March 2005 quarter to 31% for the 2006 quarter. Revenue increases occurred across all major product lines due to strong market demand and the introduction of new products. The primary reasons for the decline in gross margin percentage were higher raw material costs and manufacturing inefficiencies related to expansion of capacity and new product lines and restructuring of operations at certain manufacturing facilities. We expect gross margins to improve in our third and fourth fiscal quarters.

During the quarter, Headwaters acquired a new product line developed over the last ten years by a well know architect specializing in concrete, utilizing recycled materials. Syndecrete(R) is an advanced cement based composite using natural minerals and recycled materials as its primary ingredients. There are no resins or polymers. Syndecrete is a solid surfacing material which provides consistency of color, texture, and aggregate throughout. It is less than half the weight with twice the compressive strength of normal concrete. Headwaters intends to further develop the marketing and improve the manufacturing of Syndecrete in the areas of custom concrete counter tops and outdoor tiles.

Headwaters Resources Performance

Revenues from Headwaters' coal combustion products ("CCPs") segment during the March 2006 quarter increased $10.0 million or 21%, from $48.5 million to $58.5 million versus the comparable March 2005 quarter. Gross margin percentage of 21% was flat compared to the March 2005 quarter. The increase in revenue resulted from a combination of continued strong demand for CCPs, upward pricing trends in most cement markets, and increased project revenues. In addition, weather conditions in the south central region of the United States were favorable.

Sales of high-value coal combustion products for the March 2006 quarter totaled approximately 1.6 million tons, compared to approximately 1.4 million tons for the March 2005 quarter, resulting in a 14% increase in tons of high-value coal combustion products sold.

Headwaters Energy Services Performance

Chemical reagent sales increased $10.0 million, or 25%, in the March 2006 quarter to $49.9 million, compared to $39.9 million in the March 2005 quarter. Headwaters Energy Services' license fees for the March 2006 quarter decreased $8.3 million or 34%, from $24.6 million in the March 2005 quarter, to $16.3 million in the March 2006 quarter. The decrease in license fee revenues in the March 2006 quarter resulted primarily from no revenues being recognized for several licensees whose payments to Headwaters are based on a portion of the tax credits earned by the licensee. Certain accounting rules governing revenue recognition require that the seller's price to the buyer be "fixed or determinable," and the uncertainty surrounding the impact of high oil prices on the potential phase-out of Section 29 preclude revenue recognition. Accordingly, revenues for these licensees will not be recognized until such time as they become more certain.

Due to raw material cost increases, gross margins on chemical reagent sales in the March 2006 quarter were 24% compared to 29% in the March 2005 quarter. Headwaters expects reagent margins to stabilize near the current level during fiscal 2006, depending upon crude oil prices and the availability of raw material feedstocks.

Headwaters' effective tax rate for the March 2006 quarter was 31% compared to 28% in the March 2005 quarter. Using available information as of March 31, 2006, Headwaters calculated an estimated phase-out percentage for Section 29 tax credits for calendar year 2006 of 37%. Headwaters used this estimated phase-out percentage in calculating its estimated effective tax rate for fiscal 2006.

Section 29 tax credits are subject to phase-out after the average annual domestic wellhead oil price ("reference price") reaches a beginning phase-out threshold price, and are eliminated entirely if the reference price reaches the full phase-out price. Historically, the reference price has trended somewhat lower than published market prices for oil. For calendar 2005, the reference price was $50.26 per barrel and the phase-out range began at $53.20 and would have fully phased out tax credits at $66.78 per barrel. Therefore, there was no phase-out of tax credits for calendar 2005.

For calendar 2006, Headwaters estimates that the phase-out range (computed by increasing the 2005 inflation adjustment factor by 2%) begins at $54.27 and completes phase-out at $68.12 per barrel. Congress is considering legislation to change Section 29 phase-out calculations to a prospective rather than retrospective application of the reference price. As of the date hereof, it is too early to estimate a reference price for calendar 2006. However, Headwaters estimates that if average oil prices for the calendar 2006 period to date are maintained for all of calendar 2006, and absent a change to a prospective application of the reference price, significant phase-out would occur.

Headwaters Technology Innovation Group and New Product Development

The construction of a Headwaters/Degussa direct synthesis hydrogen peroxide demonstration plant located in Germany continues on schedule and on budget. The operating results from the demonstration plant will provide engineering data to enable the joint venture to construct a world scale direct synthesis hydrogen peroxide manufacturing facility. In addition, Headwaters with its joint venture partner Degussa AG, is acquiring and expanding a hydrogen peroxide plant to be a platform for the advancement of the joint venture's hydrogen peroxide for propylene oxide business and the commercialization of Headwater's NxCat nanocatalysts.

Headwaters is continuing the commercialization of its HC3 heavy oil upgrading technology. In addition to the successful completion of its initial commercial scale test at a European refinery, Headwaters is preparing for commercial operations at two additional ebullated bed facilities. Pilot plant work is continuing on multiple heavy oil feedstocks, including Canadian bitumen.

Headwaters has successfully completed pilot plant regeneration of its reforming catalyst. A necessary step in the development of a reforming catalyst is the ability to regenerate the catalyst after it has reached the end of its activity in the reforming process. Regeneration allows the catalyst to be reused and conserves expensive precious metals that form the basis of the catalyst.

Capital Structure / Indebtedness

The components of Headwaters' debt structure as of March 31, 2006 are as follows:

                                                          Amount
(in millions)                                          Outstanding     Interest Rate           Maturity
------------------------------------------------ ----------------- ------------------------ -----------------
Senior secured first lien term loan                        $415.3       LIBOR + 2.0%           April 2011
------------------------------------------------ ----------------- ------------------------ -----------------
Industrial Revenue Bond and other                            $7.7       5.1% to 7.3%           Currently
                                                                                                Callable
------------------------------------------------ ----------------- ------------------------ -----------------
Senior revolving credit facility ($60.0                        $0       Prime + 0.75%        September 2009
  million available less outstanding
  letters of credit of approximately
  $6.9 million)
------------------------------------------------ ----------------- ------------------------ -----------------
Senior subordinated convertible debt                       $172.5          2.875%              June 2011
------------------------------------------------ ----------------- ------------------------ -----------------
      Total                                                $595.5
------------------------------------------------ ----------------- ------------------------ -----------------

In January 2006, Headwaters received the final $70.0 million payment due from a litigation settlement reached in 2005. Using these proceeds, Headwaters repaid all of the $30.0 million that was outstanding under the revolving credit facility at December 31, 2005 and also repaid an additional $24.0 million of the first lien term loan, effectively pre-paying all scheduled principal payments on the term-debt until November 2007.

To supplement our condensed consolidated financial statements presented in accordance with generally accepted accounting principles ("GAAP"), we use a non-GAAP measure called EBITDA. EBITDA is net income adjusted by adding net interest expense, income taxes, depreciation and amortization ("EBITDA"). Management uses EBITDA internally to measure the amount of cash generated by Headwaters and to make decisions about the amount of capital expenditures Headwaters will make and where to allocate capital. EBITDA is also provided to enhance the user's overall understanding of our current financial performance, our ability to service our debt, our compliance with current debt covenants and our ability to fund future growth. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. Our EBITDA measure presented here may not be comparable to similarly titled measures presented by other companies.

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months ("TTM") EBITDA:

                                          Pro forma       Actual      Actual
                                            9/30/04      9/30/05     3/31/06
     ----------------------------------- ------------- ----------- -------------
     TTM EBITDA (in millions)                $233.8      $277.6      $297.2
     ----------------------------------- ------------- ----------- -------------
     Total Indebtedness to TTM EBITDA         4.16        2.36        2.00
     ----------------------------------- ------------- ----------- -------------
     Current Ratio                            1.24        1.49        1.81
     ----------------------------------- ------------- ----------- -------------
     Total Debt to Equity                     3.16        0.95        0.80
     ----------------------------------- ------------- ----------- -------------

The pro forma September 2004 calculations assume all of the 2004 acquisitions occurred on October 1, 2003. Pro forma EBITDA for the trailing twelve months ended September 30, 2004 of $233.8 million is derived as follows (in millions):
Net income of $72.9 plus net interest expense of $63.1, income taxes of $45.6, and depreciation and amortization of $52.2. Actual EBITDA for the trailing twelve months ended September 30, 2005 of $277.6 million is derived as follows (in millions): Net income of $121.3 plus net interest expense of $57.4, income taxes of $42.5, and depreciation and amortization of $56.4. Actual EBITDA for the trailing twelve months ended March 31, 2006 of $297.2 million is derived as follows (in millions): Net income of $146.8 plus net interest expense of $40.5, income taxes of $50.4, and depreciation and amortization of $59.5. See "Current Ratio" calculations in financial tables that follow.

Commentary and Outlook

Scott K. Sorensen, Headwaters' Chief Financial Officer, stated, "Our quarterly performance continues to be strong with exceptional revenue growth and continues to mark our transition away from Section 29. The consolidated operating margins were impacted by the lack of recognition of license fees and inefficiencies within our construction materials segment. We remain hopeful that uncertainty surrounding the Section 29 issue will be resolved in the near term. Headwaters' balance sheet continues to improve, reflecting the fundamental strength in operating cash flow generated from our core businesses and our commitment to reducing debt."

"The acquisition of mineral leases providing us with access to almost 150 million tons of waste coal is a major step towards the realization of a waste coal business and achievement of our EBITDA goal from coal cleaning," said Kirk
A. Benson, Chairman and Chief Executive Officer. "In addition, our progress on
(HC)3, our ethanol facility construction, and a pending hydrogen peroxide transaction all bode well for the complete replacement of Section 29 earnings."

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern/9:00 a.m. Mountain to discuss the Company's financial results and business outlook. The call will be available live via the Internet by accessing Headwaters' web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through May 15, 2006 by dialing 800-642-1687 or 706-645-9291and entering the passcode 7837926.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters' expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of technology and chemical sales to alternative fuel facilities, the receipt of product sales, license fees and royalty revenues, which are subject to tax credit phase out risks, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters' future business plans, the operation of facilities, the availability of tax credits in an environment of high oil prices and potential tax credit phase out,, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as "expects," "anticipates," "targets," "goals," "projects," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion product, alternative fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled "Forward-looking Statements" and "Risk Factors" in Item 7 in Headwaters' Annual Report on Form 10-K for the fiscal year ended September 30, 2005, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except per-share amounts)

                                                         Quarter Ended March 31,       Six Months Ended March 31,
                                                           2005           2006           2005            2006
                                                      ----------------------------   ----------------------------
Revenue:
  Construction materials                                 $ 109,157      $ 131,709      $ 222,885       $ 261,678
  Coal combustion products                                  48,467         58,491        101,519         123,656
  Alternative energy                                        64,768         79,483        116,404         164,897
                                                      ----------------------------   ----------------------------
Total revenue                                              222,392        269,683        440,808         550,231

Operating costs and expenses:
  Construction materials                                    73,817         91,231        150,420         180,936
  Coal combustion products                                  38,393         46,347         79,446          95,309
  Alternative energy                                        28,590         52,590         53,245         100,247
  Amortization                                               6,098          6,105         12,196          12,141
  Research and development                                   2,967          3,355          5,351           6,319
  Selling, general and administrative                       36,663         32,313         68,986          67,272
                                                      ----------------------------   ----------------------------
Total operating costs and expenses                         186,528        231,941        369,644         462,224
                                                      ----------------------------   ----------------------------
Operating income                                            35,864         37,742         71,164          88,007

Net interest expense                                       (18,798)        (8,709)       (34,603)        (17,660)
Other income (expense), net                                 (3,222)        (2,432)        (5,140)         (5,501)
                                                      ----------------------------   ----------------------------
Income before income taxes                                  13,844         26,601         31,421          64,846

Income tax provision                                        (3,870)        (8,200)       (10,310)        (18,150)
                                                      ----------------------------   ----------------------------
Net income                                               $   9,974      $  18,401      $  21,111       $  46,696
                                                      ============================   ============================

Basic earnings per share                                 $    0.28      $    0.44      $    0.61       $    1.12
                                                      ============================   ============================

Diluted earnings per share                               $    0.26      $    0.40      $    0.55       $    1.00
                                                      ============================   ============================

Weighted average shares outstanding -- basic                36,172         41,830         34,806          41,717
                                                      ============================   ============================

Weighted average shares outstanding -- diluted              43,068         48,934         41,810          48,780
                                                      ============================   ============================

Notes: The results for the quarter and six months ended March 31, 2005 have been restated to reflect the early adoption in fiscal 2005 of the fair value method of accounting for stock-based compensation required by SFAS No. 123R, effective as of October 1, 2004.

         Total depreciation and amortization was $14,096 and $15,817 for the quarters ended March 31, 2005 and 2006, respectively, and $27,683 and $30,780 for the six months ended March 31, 2005 and 2006, respectively.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

                                                                                     September 30,    March 31,
Assets:                                                                                  2005            2006
                                                                                     ----------------------------
Current assets:
  Cash and cash equivalents                                                          $    13,666     $    56,775
  Trade receivables, net                                                                 174,127         127,494
  Other receivable                                                                        70,000              --
  Inventories                                                                             60,519          68,202
  Other                                                                                   36,762          31,167
                                                                                     ----------------------------
Total current assets                                                                     355,074         283,638

Property, plant and equipment, net                                                       190,450         198,904
Intangible assets, net                                                                   276,248         261,685
Goodwill                                                                                 811,545         826,258
Other assets                                                                              38,339          45,616
                                                                                     ----------------------------
Total assets                                                                         $ 1,671,656     $ 1,616,101
                                                                                     ============================

Liabilities and Stockholders' Equity:
Current liabilities:
  Accounts payable                                                                   $    43,957     $    32,009
  Accrued liabilities                                                                    141,574         117,084
  Current portion of long-term debt                                                       52,207           7,682
                                                                                     ----------------------------
Total current liabilities                                                                237,738         156,775

  Long-term debt                                                                         601,811         587,842
  Deferred income taxes                                                                  108,449         106,577
  Other long-term liabilities                                                             37,345          24,192
                                                                                     ----------------------------
Total liabilities                                                                        985,343         875,386
                                                                                     ----------------------------

Stockholders' equity:
  Common stock - par value                                                                    42              42
  Capital in excess of par value                                                         489,602         496,569
  Retained earnings                                                                      197,808         244,504
  Other                                                                                   (1,139)           (400)
                                                                                     ----------------------------
Total stockholders' equity                                                               686,313         740,715
                                                                                     ----------------------------
Total liabilities and stockholders' equity                                           $ 1,671,656     $ 1,616,101
                                                                                     ============================

The current ratio as of September 30, 2005 of 1.49 is derived by dividing total current assets of $355,074 by total current liabilities of $237,738. The current ratio as of March 31, 2006 of 1.81 is derived by dividing total current assets of $283,638 by total current liabilities of $156,775.